Exhibit 99.5

BANK LOGO

Dear Member:

We are pleased to announce that Madison County Holding Company, MHC is converting from the mutual holding company to the stock holding company form of organization, subject to approval by the members of Madison County Holding Company, MHC (the depositors of Madison County Bank) at a Special Meeting of Members to be held for that purpose.  Following the conversion, Madison County Bank will be the wholly owned subsidiary of a newly formed Maryland stock holding company named Madison County Financial, Inc. In connection with the conversion, Madison County Financial, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

To complete the conversion, we need your participation in an important vote. Enclosed are a proxy statement and a prospectus describing the Plan of Conversion and Reorganization and your voting and subscription rights. YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of the proxy materials, is your proxy card, the detachable section attached to the order form bearing your name and address. This proxy card should be voted prior to the Special Meeting of Members to be held on _____.  Please take a moment now to sign and date the enclosed proxy card and return it to us in the postage-paid envelope provided.  FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

The Board of Directors believes the Conversion will offer a number of advantages, such as an opportunity for depositors of Madison County Bank to become stockholders of Madison County Financial, Inc. Please remember:

➢	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).
➢	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.
➢	Members have a right, but not an obligation, to buy Madison County Financial, Inc. common stock and may do so without the payment of a commission before it is offered to the general public.
➢	Like all stock, shares of Madison County Financial, Inc.’s common stock issued in this offering will not be insured by the FDIC.

The enclosed prospectus contains a detailed discussion of the conversion and stock offering. We urge you to read this document carefully. If you are interested in purchasing the common stock of Madison County Financial, Inc., your Stock Order and Certification Form and payment must be received by us before _____, _____ Central Time, on ___________.

If you have any questions regarding the offering, please call our information hotline at (877) [   ] [    ] - to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 9:00 a.m. to 5:00 p.m., Central Time.  You may also visit the Stock Information Center located at 111 West Third Street, Madison, Nebraska. The Stock Information Center will be open between 12:00 noon and 5:00 p.m. on Mondays, between 8:30 a.m. and 5:00 p.m. on Tuesdays through Thursday and between 8:30 a.m. and 12:00 noon on Fridays, Central Time.

Sincerely,
David J. Warnemunde
President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.  An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

BANK LOGO

Dear Friend:

We are pleased to announce that Madison County Holding Company, MHC is converting from the mutual holding company to the stock holding company form of organization, subject to approval by the members of Madison County Holding Company, MHC (the depositors of Madison County Bank) at a Special Meeting of Members to be held for that purpose.  Following the conversion, Madison County Bank will be the wholly owned subsidiary of a newly formed Maryland stock holding company named Madison County Financial, Inc.  In connection with the conversion, Madison County Financial, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

Because we believe you may be interested in learning more about an investment in the common stock of Madison County Financial, Inc., we are sending you the following materials which describe the conversion and stock offering.

PROSPECTUS: This document provides detailed information about Madison County Bank’s operations and the proposed conversion and offering of Madison County Financial, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment before the order deadline of _______, _______ Central Time, on _______.  Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to any of our full service banking locations, or by mail, using the Stock Order Reply Envelope provided. Please do not mail stock order forms to Madison County Bank branch offices.

As a friend of Madison County Bank, you will have the opportunity to buy common stock directly from Madison County Financial, Inc. without paying a commission.

If you have any questions regarding the offering, please call our information hotline at (877) [   ] [    ] - to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 9:00 a.m. to 5:00 p.m., Central Time.  You may also visit the Stock Information Center located at 111 West Third Street, Madison, Nebraska. The Stock Information Center will be open between 12:00 noon and 5:00 p.m. on Mondays, between 8:30 a.m. and 5:00 p.m. on Tuesdays through Thursday and between 8:30 a.m. and 12:00 noon on Fridays, Central Time. The stock information center will be closed on weekends and bank holidays.

Sincerely,

David J. Warnemunde
President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

BANK LOGO

Dear Prospective Investor:

We are pleased to announce that Madison County Holding Company, MHC is converting from the mutual holding company to the stock holding company form of organization, subject to approval by the members of Madison County Holding Company, MHC (the depositors of Madison County Bank) at a Special Meeting of Members to be held for that purpose.  Following the conversion, Madison County Bank will be the wholly owned subsidiary of a newly formed Maryland stock holding company named Madison County Financial, Inc.  In connection with the conversion, Madison County Financial, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

We have enclosed the following materials that will help you learn more about an investment in the common stock of Madison County Financial, Inc. Please read and review the materials carefully.

PROSPECTUS: This document provides detailed information about Madison County Bank’s operations and the proposed conversion and offering of Madison County Financial, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. Your order must be received by _______, _______ Central Time, on _______.  Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to any of our full service banking locations, or by mail, using the Stock Order Reply Envelope provided. Please do not mail stock order forms to Madison County Bank branch offices.

We invite you and other community members to become stockholders of Madison County Financial, Inc. Through this offering, you have the opportunity to buy stock directly from Madison County Financial, Inc. without paying a commission.

If you have any questions regarding the offering, please call our information hotline at (877) [   ] [    ] - to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 9:00 a.m. to 5:00 p.m., Central Time.  You may also visit the Stock Information Center located at 111 West Third Street, Madison, Nebraska. The Stock Information Center will be open between 12:00 noon and 5:00 p.m. on Mondays, between 8:30 a.m. and 5:00 p.m. on Tuesdays through Thursday and between 8:30 a.m. and 12:00 noon on Fridays, Central Time. The stock information center will be closed on weekends and bank holidays.

Sincerely,

David J. Warnemunde
President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.  An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Madison County Financial, Inc. Logo

Proposed Holding Company for

Madison County Bank

Q&A GRAPHIC

QUESTIONS AND ANSWERS

ABOUT OUR CONVERSION

AND STOCK OFFERING

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

This pamphlet answers questions about the Madison County Holding Company, MHC conversion and related stock offering. Investing in shares of common stock involves certain risks. For a discussion of these risks and other factors, including a detailed description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

GENERAL – THE CONVERSION AND REORGANIZATION

Our Board of Directors has determined that the conversion is in the best interests of Madison County Holding Company, MHC members, Madison Bank customers and the communities we serve.

What is the conversion and Reorganization?

Under the Plan of Conversion and Reorganization (the “Plan”), our organization is converting from the mutual holding company to stock holding company form of organization. As a result of the conversion, Madison County Bank will be the wholly owned subsidiary of a newly formed Maryland stock holding company called Madison County Financial, Inc.

After the conversion is completed, 100% of the common stock of Madison County Financial, Inc. will be owned by public stockholders, and Madison County Holding Company, MHC will cease to exist.

Why is Madison County Holding Company, MHC converting from the mutual holding company to the stock holding company form of organization?

The conversion to the stock holding company form of organization will enable Madison County Bank to access capital through the sale of common stock by Madison County Financial, Inc. This additional capital will provide us with the flexibility to support internal growth through increased lending in the communities we serve, support future operational growth, support future branching activities and/or the acquisition of financial services companies as opportunities arise, implement more flexible capital management strategies and to retain and attract qualified personnel.

What effect will the conversion have on existing deposit and loan accounts and customer relationships?

The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of Madison County Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

Will customers notice any change in Madison County Bank’s day-to-day activities as a result of the conversion and the offering?

No. It will be business as usual. The conversion is an internal change in our corporate structure. There are no planned changes to our Board of Directors, management, staff or branches at this time.

THE PROXY VOTE

ALTHOUGH WE HAVE RECEIVED CONDITIONAL APPROVAL, THE PLAN IS ALSO SUBJECT TO DEPOSITOR APPROVAL.

Should I vote to approve the plan of conversion and reorganization?

Your Board of Directors recommends a vote “FOR” the Plan of Conversion and Reorganization. Your Board of Directors believes that converting to a public ownership structure will best support future growth and expanded services. Your “FOR” vote is very important! NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION AND REORGANIZATION.

Why did I get several proxy cards?

If you have multiple accounts with Madison County Bank, you could receive more than one proxy card, depending on the ownership structure of your accounts. There are no duplicate cards – please vote all of the proxy cards you receive.

PLEASE SIGN AND RETURN ALL PROXY CARDS TODAY!

How many votes do i have?

Depositors are entitled to one vote for each $100 on deposit. No member may cast more than 1,000 votes. Proxy cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer when returned to the Stock Information Center.

May i vote in person at the special meeting?

Yes, but we would still like you to sign, date and mail your proxy today. If you decide to revoke your proxy, you may do so at any time before the proxy is exercised by executing and delivering a later-dated proxy or by giving notice of revocation in writing or by voting in person at the special meeting. Attendance at the special meeting will not, of itself, revoke a proxy.

More than one name appears on my proxy card, who must sign?

The names reflect the title of your accounts. Proxy cards for joint accounts require the signature of only one of the members. Proxy cards for trust or custodial accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

Are Madison County Bank’s depositors required to purchase stock in the conversion?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of Madison County Bank. The conversion will allow customers of Madison County Bank an opportunity to buy common stock and become stockholders of Madison County Financial, Inc.

How many common shares are being offered and at what price?

Madison County Financial, Inc. is offering up to 3,737,500 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share.

Who is eligible to purchase common shares in the subscription and community offerings?

Pursuant to the Plan, non-transferable rights to subscribe for shares of Madison County Financial, Inc. common stock in the subscription offering have been granted in the following descending order of priority.

Priority 1 - Depositors of Madison County Bank with aggregate account balances of at least $50 as of the close of business on December 31, 2010.

Priority 2 - Madison County Bank’s tax-qualified employee benefit plans, including the employee stock ownership plan that we are establishing in connection with the conversion.

Priority 3 - Depositors of Madison County Bank with aggregate account balances of at least $50 as of the close of business on __________, 2012.

Priority 4 - Depositors of Madison County Bank as of __________, 2012.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a direct community offering, with a preference given to natural persons residing in the Nebraska counties of Cedar, Boone, Knox, Madison and Pierce

Shares not sold in the Subscription and direct Community Offerings may be offered for sale through a syndicated community offering to selected investors.

If I subscribe, will I receive stock?

Not necessarily.  Placing an order does not guarantee that you will receive stock.  This will depend on several factors such as the total number of shares ordered in the offering, your level of subscription priority, and possibly your account balance at the applicable record date.  If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order.  Shares will be allocated first to subscribers in the subscription offering in the order of priority set forth above.

How many shares may I order?

The minimum number of shares of common stock you may order is 25 shares.  The maximum number of shares of common stock that can be ordered by an individual or through a single qualifying account is 35,000 shares, and no person together or with an associate or group of persons acting in concert may purchase more than 210,000 shares, as further discussed in the prospectus.

I have custodial accounts with the bank for my minor children.  May I use these to purchase stock?

Yes.  However, the stock must be purchased in the name of the minor child.  A custodial account does not entitle the custodian to purchase stock in his or her own name.

I have business accounts with the bank.  May I use these to purchase stock?

Yes.  However, the stock must be purchased in the name of the business.  A business account does not entitle the signor to purchase stock in his or her own name.  Funds used to purchase stock must also come from the business.

Will the common stock be insured?

NO. Like any common stock, the common stock of Madison County Financial, Inc. will NOT be insured.

How do i order the common stock?

You must complete and return the enclosed Stock Order and Certification Form, along with full payment. Instructions for completing your Stock Order and Certification Form are included with the order form. Your order must be received by us (not postmarked) by _________, _________  Central Time, _________.   Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to any of our full service banking locations, or by mail, using the Stock Order Reply Envelope provided. Please do not mail stock order forms to Madison County Bank branch offices.

How may i pay for my common stock?

First, you may pay by check or money order made payable to Madison County Financial, Inc. These funds will be cashed upon receipt. We cannot accept wires or third party checks.  Madison County Bank line of credit checks may not be used. Please do not mail cash!

Second, you may authorize us to withdraw funds from YOUR SAVINGS ACCOUNT or CERTIFICATE OF DEPOSIT at Madison County Bank. There is no penalty for early withdrawal from a certificate of deposit for the purpose of purchasing stock in the offering. You will not have access to these funds from the day we receive your order until completion or termination of the conversion. You may not designate withdrawal from Madison County Bank accounts with check-writing privileges. Please submit a check instead. Also, IRA or other retirement accounts held at Madison County Bank may not be listed for direct withdrawal. See information on IRAs below.

Will i earn interest on my funds?

Funds received during the offering will be held in a segregated account at Madison County Bank and will earn interest at a rate of 0.25% per annum from the day the funds are received until the completion or termination of the offering.  At that time, you will be issued a check for interest earned on these funds. If paid by authorizing a direct withdrawal from your Madison County Bank deposit account(s), your funds will continue earning interest within the account, at the applicable deposit account rate, until they are withdrawn.

Can i purchase stock using funds in my Madison County Bank IRA?

Yes, but not directly. To do so, you must first establish a self-directed IRA at a brokerage firm and transfer the necessary funds from your IRA at Madison County Bank.  Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as these transactions take time and not all brokers are willing to allow an investment of this kind using IRA funds. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time.

Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where your funds are held.

Will dividends be paid on the common stock?

Following the offering, Madison County Financial, Inc.’s Board of Directors will have the authority to declare dividends. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments.

How will the common stock be traded?

After the completion of the offering, Madison County Financial, Inc.’s stock is expected to trade on the Nasdaq Capital Market under the symbol “MCBK.” However, no assurance can be given that an active and liquid market will develop.

Are executive officers and directors of Madison County Bank planning to purchase stock?

Yes! The executive officers and directors of Madison County Bank plan to purchase, in the aggregate, $3.1 million worth of stock or approximately 11.2% of the common stock offered at the minimum of the offering range.

Must I pay a commission?

No. You will not be charged a commission on the purchase of common stock in the conversion.  However, if you are purchasing through a brokerage account, your broker may charge fees associated with your account.

May i change my mind after i place an order to subscribe for stock?

No. After receipt your executed stock order form may not be modified, amended or rescinded without our consent, unless the offering is not completed by __________, in which event subscribers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

If i purchase shares in the offering, when will i receive my stock certificate?

Our transfer agent will send stock certificates by first class mail as soon as possible after completion of the stock offering. Although the shares of Madison County Financial, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on the arrangements you may make with your brokerage firm.

WHERE TO GET MORE INFORMATION

For additional information, refer to the enclosed prospectus or call our Stock Information Center, toll free, at (877) ___-____, Monday through Friday, between 9:00 a.m. and 5:00 p.m., Central Time. You can also visit the Stock Information Center located at 111 West Third Street, Madison, Nebraska. The Stock Information Center will be open between 12:00 noon and 5:00 p.m. on Mondays, between 8:30 a.m. and 5:00 p.m. on Tuesdays through Thursday and between 8:30 a.m. and 12:00 noon on Fridays, Central Time.

To Members and Friends
of Madison County Holding Company, MHC

Keefe, Bruyette & Woods, Inc., a member of the Financial Industry Regulatory Authority, is assisting Madison County Holding Company, MHC in converting from the mutual holding company to stock holding company form of organization, subject to approval by the members of Madison County Holding Company, MHC. Following the conversion, Madison County Bank will be the wholly owned subsidiary of a newly formed Maryland stock holding company named Madison County Financial, Inc.  In connection with the conversion, Madison County Financial, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

At the request of Madison County Financial, Inc. we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of Madison County Financial, Inc. common stock being offered to customers of Madison County Bank and various other persons until _____, Central Time, on __________. Please read the enclosed prospectus carefully for a complete description of the stock offering. Madison County Financial, Inc. has asked us to forward the prospectus and accompanying documents to you in view of certain requirements of the securities laws in your state.

If you have any questions regarding the offering, please call our information hotline at (877) [   ] [    ] - to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 9:00 a.m. to 5:00 p.m., Central Time.  You may also visit the Stock Information Center located at 111 West Third Street, Madison, Nebraska. The Stock Information Center will be open between 12:00 noon and 5:00 p.m. on Mondays, between 8:30 a.m. and 5:00 p.m. on Tuesdays through Thursday and between 8:30 a.m. and 12:00 noon on Fridays, Central Time. The stock information center will be closed on weekends and bank holidays.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

M a d i s o n   C o u n t y   B a n k   L O G O

PROXY VOTE REMINDER
PLEASE VOTE TODAY!

Madison County Bank greatly values your opinion & support.
●	Your vote on our Plan of Conversion and Reorganization has not yet been received.
●	Please take a moment to cast your vote today!
	✓	Vote immediately by mail using the enclosed envelope.
	✓	You may also drop off your signed proxy card(s) at any of our branch offices.
If you have already voted your proxy card(s), please accept our thanks and disregard this notice. For further information please call our information hotline at (877) ___ - ___

START OF OFFERING
Madison County Bank Website Message:

Plan of Conversion and Reorganization
Information

Madison County Bank is pleased to announce that materials were mailed on or about - _____, regarding Madison County Bank’s Plan of Conversion and Reorganization and the stock offering by Madison County Financial, Inc.  If you were a depositor as of December 31, 2010, ______, 2012, or ______, 2012, you should be receiving a packet of materials soon. We encourage you to read the information carefully.

If you were a member of Madison County Bank as of  __________, one or more proxy cards are included in your packet. We encourage you to sign and return ALL proxy cards as promptly as possible.

Information, including a prospectus describing Madison County Financial’s stock offering, was also enclosed. The subscription offering has commenced and continues until noon, Central Time, on ___________, at which time your order must be received if you want to take part in the offering.

Depending upon the outcome of the subscription offering, our best estimate at this time for trading of Madison County Financial stock on the Nasdaq Capital Market is ________. However, as described in the prospectus, it could be later. The stock is expected to trade under the symbol “MCBK.” We will keep you as informed as possible on this site.

Our telephone number at the Stock Information Center is (877) ___-____.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

END OF OFFERING
Madison County Bank Website Message

Stock Issuance Information

The Madison County Financial, Inc. stock offering closed on ___________. The results of the offering are as follows:_______________________________________________.

Interest and refund checks [if applicable] will be mailed to subscribers on or about ________, ____ by regular mail to the name and address provided on the Stock Order and Certification Form submitted. No special mailing instructions will be accepted.

Allocations are available on KBW’s website. [If applicable] You can view your allocation online by visiting https://allocations.kbw.com and typing in your order number and the last four digits of your social security number.

Notice to Subscribers not receiving all shares:  Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify the number of shares you received on the face of the certificate you will receive prior to trading your shares. [if applicable]

The transfer agent for Madison County Financial, Inc. will be Registrar and Transfer Company based in Cranford, New Jersey and the phone number for its Investor Relations Department is (800) 368-5948.

We anticipate trading to begin on or about ____________, ____ on the Nasdaq Capital Market under the symbol “MCBK.”

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.